UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2012

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30559	56-0952883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive

Suite 600

Fort Lauderdale, FL 33334

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 360-9022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective March 23, 2012, the Board of Directors of eDiets.com, Inc. (the “Company”) appointed Kevin A. Richardson, II to perform the functions of Principal Financial Officer and Principal Accounting Officer. Mr. Richardson, 43, has served as Chairman of the Company’s Board of Directors since 2006. He is the managing member of Prides Capital LLC, the general partner of Prides Capital Fund I, L.P. (“Prides”), the Company’s largest stockholder. He was formerly a partner at Blum Capital Partners, an investment firm, an analyst with Tudor Investment Corporation, an investment management firm, and an assistant portfolio manager of the Fidelity Contra Fund, a registered investment company.

Mr. Richardson will not receive additional compensation in connection with his assumption of these additional responsibilities. There are no family relationships between Mr. Richardson and any of the Company’s directors or executive officers.

On February 15, 2012, Prides issued an unconditional guarantee (the “Guarantee”) of certain Company payment obligations to Paymentech, LLC, the Company’s credit card payments processor. The maximum amount of Company indebtedness guaranteed by Prides is $260,000. Also as of February 15, 2012, the Company entered into a letter agreement with Prides (the “Letter Agreement”) pursuant to which the Company undertook certain obligations in consideration of the Guarantee. Among other things, the Letter Agreement obligates the Company to pay Prides (i) an annual credit support fee equal to 10% of the maximum amount of Company indebtedness guaranteed by Prides under the Guarantee and (ii) a monthly credit support fee equal to 0.4167% of the maximum amount of Company indebtedness guaranteed by Prides under the Guarantee. The Company’s obligations under the Letter Agreement will terminate upon expiration or termination of the Guarantee.

On February 7, 2011, the Company executed Subscription Agreements with (collectively the “Subscription Agreements”) with BBS Capital Fund, L.P., Haus Capital Fund, L.P. and two of its directors, Mr. Richardson and Lee S. Isgur (collectively the “Purchasers”). Under the terms of the Subscription Agreements, the Purchasers agreed to purchase an aggregate of 762,364 shares of the Company’s common stock, par value $0.001 per share, in exchange for an aggregate of $1,572,375 in cash in a private placement. The purchase price of the shares was $2.0625 per share, above the closing price of the Company’s common stock on the prior business day, which was February 4, 2011. Mr. Richardson purchased an aggregate of 387,879 shares of the Company’s common stock for $800,000 in the private placement.

As part of the transaction, the Company issued four Warrants for the Purchase of Shares of Common Stock (each a “Warrant”), one Warrant to each of the Purchasers, to purchase an aggregate of 381,182 shares of the Company’s common stock at an exercise price of $1.7675 per share, also above the closing price of the Company’s common stock on February 4, 2011. Each Warrant has a three-year expiration date, is exercisable beginning immediately and provides for a cashless “net” exercise under certain conditions. The exercise price of each Warrant is subject to adjustment under certain circumstances; however, no adjustment to the exercise price will operate to reduce the exercise price to a price less than the closing price of the Company’s common stock on February 4, 2011. The Warrant issued to Mr. Richardson entitles him to purchase 193,940 shares of the Company’s common stock.

On November 12, 2010, the Company issued the following promissory notes (the “Director Notes”): (i) a promissory note to Mr. Richardson, pursuant to which the Company borrowed $600,000, (ii) a promissory note to Lee S. Isgur, one of the Company’s directors, pursuant to which the Company borrowed $200,000 and (iii) a promissory Note to Kevin N. McGrath, at that time one of the Company’s directors and its President and Chief Executive Officer, pursuant to which the Company borrowed $200,000. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, was originally due and payable on December 31, 2011. Interest accrues on the Director Notes at a rate of five percent (5%) per annum. In the event the principal is not paid in full within three business days of the due date, or any other default occurs thereunder, then interest shall accrue on the outstanding principal balance of the Director Notes at a rate of ten percent (10%) per annum.

On December 30, 2011, the Company executed amendments to each of the Director Notes to extend their maturity date to December 31, 2012. All other terms and provisions of the Director Notes remain unchanged. All principal and accrued interest remains outstanding under the Director Notes, including Director Note issued to Mr. Richardson.

Except as set forth in this Current Report on Form 8-K, the Company has not entered into any transactions with Mr. Richardson that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Kevin A. Richardson, II
Kevin A. Richardson, II
Chairman

Date: March 26, 2012